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EXHIBIT 15.1

December 18, 2001

Federal Express Corporation
3610 Hacks Cross Road
Memphis, TN 38125

    We are aware that Federal Express Corporation will be incorporating by reference in its previously filed Registration Statements No. 333-80001, 333-74701 and 333-39006 its Report on Form 10-Q for the quarter ended November 30, 2001, which includes our report dated December 18, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to December 18, 2001.

Very truly yours,
/s/ ARTHUR ANDERSEN LLP Arthur Andersen LLP

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  EXHIBIT 15.1